Daktronics Announces Annual Cash Dividend of $0.10 per Share

Brookings, S.D. – June 4, 2010 – Daktronics, Inc. (Nasdaq - DAKT) today announced that its Board of Directors approved an annual cash dividend of $0.10 per share.

In a separate release issued on Wednesday, the Company announced that for the fiscal year ended May 1, 2010, it produced approximately $43.8 million in cash flow from operations, invested approximately $16.1 million in capital expenditures, and paid approximately $3.9 million in dividends to shareholders.

The annual cash dividend will be payable on June 25, 2010, to shareholders of record as of the close of business on June 14, 2010.  While the company intends to pay regular annual dividends for the foreseeable future, subsequent dividends will continue to be reviewed annually and declared by the Board at its discretion.

About Daktronics
Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of electronic scoreboards, computer-programmable displays, large screen video displays and control systems. The Company excels in the control of large display systems, including those that require integration of complex multiple displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world, in sport, business and transportation applications. For more information, visit the Company’s world wide web site at: http://www.daktronics.com, e-mail the Company at investor@daktronics.com, call (605)692-0200 or toll-free (800)843-5843 in the U.S., or write to the Company at 201 Daktronics Drive, PO Box 5128 Brookings, S.D. 57006-5128.

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risk and uncertainties including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:
INVESTOR RELATIONS:
Bill Retterath
Chief Financial Officer
Tel (605) 692-0200

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